EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 23, 1998 (except with respect to the matter discussed in Note 12 as to which the date is February 19, 1998), included in Kos Pharmaceuticals, Inc.'s Form 10-K/A, for the transition period from July 1, 1997, to December 31, 1997, and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Miami, Florida,
  January 8, 1999.